Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-57078, 333-38849, 333-61998 and 333-106203 on Form S-8 and 333-88034 and 333-134479 on Form S-3 of our reports dated March 16, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective January 1, 2006) relating to the financial statements and financial statement schedule of On Assignment, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 16, 2007